Exhibit 10.1

AGREEMENT

     This Agreement (the “Agreement”) is executed as of December 12, 2002, by and among Richard P. Morthland (“Morthland”), The Peoples BancTrust Company, Inc. (the “Company”) and The Peoples Bank and Trust Company (the "Bank").

RECITALS

     WHEREAS, Morthland serves as Chief Executive Officer (“CEO”) of the Company and the Bank and Chairman of the Board of Directors (“Board”) of the Company and the Bank; and

     WHEREAS, Morthland, the Company and the Bank agree that Morthland will (i) retire from his position as Chairman and CEO of the Company and the Bank, (ii) retire as a director of the Board of each of the Company and the Bank, (iii) enter into certain non-compete and related covenants with the Company and the Bank, and (iv) perform consulting services for the Company and the Bank; and

     WHEREAS, in exchange for the forgoing all in accordance with the terms of this Agreement, the Company and the Bank have agreed to provide Morthland with certain payments and other benefits.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Morthland, the Company and the Bank hereby agree as follows:

1.     Retirement as Chairman, CEO and Director.

   (a)     In consideration for the payments and other commitments herein, effective on the eighth day following the execution of this Agreement for purposes of Section 5(e) (the "Effective Date"), Morthland will retire as Chairman, CEO and a director of the Company and the Bank, effective January 1, 2003 (the “Retirement Date”).  Effective as of the Retirement Date, Morthland shall be appointed as Director Emeritus of the Board of each of the Company and the Bank.  No provision hereof precludes Morthland from subsequently being nominated and elected as a director of the Company or the Bank.

   (b)     During the Term, Morthland will vote all shares of Company common stock owned solely by him of record for nominees of the Board of Directors for election to the Board of the Company and will not actively engage in a solicitation of proxies in opposition to the election of such nominees; provided that in the event Morthland breaches this Section 1(b), the Company or the Bank shall be entitled only to recovery of actual damages not to exceed the scheduled payments under Section 2(a) remaining from the date of breach, or if the breach occurs after all such payments have been received, not to exceed the amount of the last scheduled payment.

2.     Accrued Benefits.  The Company and the Bank shall pay to Morthland on or before the Retirement Date all salary due to Morthland as of the Retirement Date.  The Company and the Bank agree to provide Morthland the following additional benefits:

   (a)     Consideration.  In consideration of the consulting services provided hereunder, the non-competition covenants, the waiver and release contained herein, and in consideration for all other commitments in this Agreement, the Company and Bank agree that the Bank will pay to Morthland:  $250,000 between January 1 and January 31, 2003, $125,000 between January 1 and January 31, 2004, $125,000 between January 1 and January 31, 2005 and $100,000 between January 1 and January 31, 2006.

   (b)     Insurance and Medical Benefits.  The Company and the Bank will continue to provide and pay the premium for health and dental insurance for Morthland and his wife, Roberta M. Morthland, substantially similar to their family coverage as of the date of this Agreement which coverage shall continue for each of them until such person (i) attains the age of 65; (ii) is subsequently employed or their spouse is employed and such person receives coverage under a substantially similar group health plan, without exception for pre-existing conditions; or (iii) becomes deceased.  While such family health insurance coverage is in place, Morthland's son, William Plant Morthland, will continue to be covered while he is a full-time student and otherwise eligible until he becomes 22 years of age.  The Bank will continue to provide William Plant Morthland while he is a full-time student with substantially the same health insurance for up to thirty-six months but not less than eighteen months following his twenty-second birthday with no gap in coverage or exceptions for pre-existing conditions.

   (c)     Perquisites.  The ownership of the Company car being used by Morthland shall be transferred to him by the Retirement Date.  Morthland shall be permitted to remove and retain his computer, desk, office furniture and other items of a personal nature from his current office.  Morthland shall be provided secretarial assistance and meeting space the Board determines are needed to perform the required services.

   (d)     Retirement Benefits.  Morthland shall receive the benefits provided by the (i) Pension Plan in accordance with the terms of such plan, and (ii) the Executive Supplemental Retirement Plan that he would have received under such plan if he had continued as an active employee of the Bank until he had attained the Normal Retirement Age (as defined in such plan) and to the extent necessary, such plan will be amended to effect this result.  Morthland may elect the date to begin receiving payments available under either plan at the time of such election.  Except as otherwise provided in this Section 2, Morthland’s participation in the benefit or incentive plans, programs and arrangements offered to officers or employees of the Company, the Bank, and their respective subsidiaries and affiliates shall cease as of the Retirement Date.

   (e)     Key-Man Insurance.  The beneficiary of the key-man insurance policy owned by the Bank with a death benefit in the amount of $1,000,000 on the life of Morthland shall be changed to provide a death benefit in the amount of $500,000 to Morthland's wife or his estate as Morthland shall direct pursuant to a current beneficiary designation.  The Bank shall keep the policy in full force and effect until Morthland's death.

   (f)     Options.  Vesting of all outstanding options granted to Morthland under the stock option plans of the Company shall cease as of the date of this Agreement.  Options which are vested and outstanding as of the date of this Agreement shall be exercisable as specified and provided for in the applicable stock option plan and grant agreement.  The parties acknowledge and agree, and to the extent necessary, the Board has approved that the period for exercise is (i) up to three months after the Retirement Date for options granted under the 1992 Stock Option Plan, and (ii) within one year after the Retirement Date for options granted under the 1999 Stock Option Plan.  During the Term, Morthland shall not be eligible for the grant of additional options under the stock option plans of the Company.

3.     Consultation.

   (a)     Engagement; Term; Compensation.  From the Retirement Date until August 1, 2006 (the “Term”), the Company and the Bank hereby engage Morthland (or any corporate entity formed by Morthland) to perform consulting services for the Company, its subsidiaries and affiliates on the terms set forth in this Section 3.  For purposes of this Section 3 only, any reference to Morthland shall include any such corporate entity formed by Morthland as referenced herein.  Morthland acknowledges and agrees that the consideration and fees for such services are the amounts set forth in Section 2(a).

   (b)     Services.  During the Term, Morthland shall perform such reasonable consulting services relating the business of the Company or the Bank as the Company's Board may expressly request from time to time.  Morthland shall make himself available to the Company and the Bank at reasonable times during the Term to perform the consulting services.  The Company or the Bank shall reimburse Morthland for all reasonable expenses incurred and paid by Morthland in performing the consulting services requested by the Company's Board, provided that Morthland delivers to the Company a reasonably detailed description of and supporting documentation for such expenses.  Morthland shall reasonably cooperate with the Company, its subsidiaries and affiliates on such matters as are reasonably requested of Morthland with respect to any management transition matters or in connection with any legal or administrative action or proceeding, governmental investigation or similar matter involving the Company, its subsidiaries or affiliates.

   (c)     Independent Contractor Status. It is understood and agreed that pursuant to this Section 3, (i) Morthland is engaged by the Company and the Bank and shall perform the consulting services as an independent contractor, and not as an employee, and (ii) the Company and the Bank will not have control over or supervisory power as to the manner or method of Morthland’s performance of the consulting services. Neither the Company nor the Bank will withhold any amount from the compensation paid to Morthland pursuant to Section 2(a).  Morthland alone shall be responsible for the determination and payment of any and all income, self-employment and other taxes attributable to the compensation for consulting services that he receives from the Company or the Bank pursuant to Section 2(a).  To the extent that the Internal Revenue Service, or applicable state revenue agency, determines that the Company or the Bank failed to withhold taxes on any payment to Morthland under Section 2(a), Morthland agrees to reimburse the Company and the Bank for such payments including any tax or penalties due.  The parties acknowledge that tax withholding may apply to the amounts received under the Executive Supplemental Retirement Plan and that the Company and the Bank are responsible for any such obligation.

4.     Restrictive Covenants.

   (a)     Non-Competition.  Except as expressly prohibited in this Section 4(a), Morthland shall be free to pursue other employment, consulting or business opportunities during the Term and the Restricted Period (as defined below).  Morthland acknowledges and recognizes the highly competitive nature of the businesses of the Company and the Bank and accordingly Morthland agrees as follows:

     (i)     During the Term (the “Restricted Period”), Morthland will not, whether on his own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly engage in, or acquire an interest in, any commercial banking business in any of the eight counties in which the Bank presently operates offices.  If the Company or the Bank merges with, or transfers substantially all of its assets to, any entity having a greater amount of assets at the time of such transaction, Morthland shall no longer be subject to the provisions of this Section 4(a).

     (ii)     Notwithstanding anything to the contrary in this Agreement, Morthland may directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if he (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

     (iii)     During the Restricted Period, Morthland will not, whether on his own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

         (A)     solicit, recruit, encourage or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, consultant, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which then has a business relationship with the Company, its subsidiaries or affiliates; or

         (B)     employ or seek to employ any person or agent who then is employed by the Company, its subsidiaries or affiliates.

     (iv)     It is expressly understood and agreed that although Morthland and the Company consider the restrictions contained in this Section 4(a) to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Morthland, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

   (b)     Confidentiality.  Morthland will not at any time use, divulge, convey or publish any secret or confidential information, knowledge or data of the Company, the Bank, its subsidiaries or affiliates, including information, knowledge or data of third parties as to which the Company, its subsidiaries or affiliates are under an obligation of confidentiality (such as confidential customer financial information), obtained by Morthland in the course of his activities under this Agreement except where required to do so by a court of law, by a governmental agency having supervisory authority over the business of the Company, its subsidiaries or affiliates, or by any administrative or legislative body with jurisdiction over Morthland.  Such confidential information does not include information, knowledge or data that becomes publicly known other than through a breach of this Agreement by Morthland.

   (c)     Specific Performance.  Morthland acknowledges and agrees that the remedies of the Company and the Bank at law for a breach of any of the provisions of Section 4 would be inadequate and the Company and the Bank would suffer irreparable damages as a result of such breach.  In the event of such a breach by Morthland, the Company and the Bank, as their sole remedy, shall be entitled to bring an action in any court of competent jurisdiction for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, but shall not be entitled to cease making any payment or to cease providing any benefit required by this Agreement; provided that, in the event of a breach by Morthland of Sections 4(a)(i) or (iii) which is continuing after Morthland's actual receipt of the Company's 30 days' written notice to cease and desist such breach, the Company or the Bank shall be permitted to recover actual damages not to exceed the scheduled payments under Section 2(a) remaining from the date of breach, or if the breach occurs after all such payments have been received, not to exceed the amount of the last scheduled payment.

5.     Mutual Release; Indemnification.

   (a)     For and in consideration of the agreements by the parties as contained herein, the sufficiency of which is hereby acknowledged,

     (i)     the Company and the Bank do hereby and for their respective successors and assigns irrevocably and unconditionally release, acquit and forever discharge Morthland, his heirs, executors, administrators and assigns (the "Morthland Releasees") of and from any and all claims, actions, causes of action, demands, rights, damages, costs and all other expenses whatsoever (collectively "claims"), arising prior to or on the date hereof in any way out of the employment relationship between Morthland and the Company or the Bank which the Company or the Bank now has, owns, or holds, or claims to have, own, or hold, or which the Company or the Bank at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which the Company or the Bank at any time hereafter (based on any occurrence, action, or omission, federal, state or common law, tort, contract or otherwise, and whether or not a "continuing violation", on or before the date of this Agreement) may have, own, or hold, or claim to have, own, or hold, against each or any of the Morthland Releasees, and

     (ii)     Morthland does hereby and for his heirs, executors, administrators, and assigns KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT, AND FOREVER DISCHARGE the Company, the Bank, each subsidiary and affiliate of the Company, their officers, agents, servants, and successors (“the Company and Bank Releasees”), of and from any and all claims, actions, causes of action, demands, rights, damages, costs and all other expenses whatsoever (collectively "claims"), arising prior to or on the date hereof in any way out of the employment relationship between Morthland and the Company or the Bank which Morthland now has, owns, or holds, or claims to have, own, or hold, or which Morthland at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which Morthland at any time hereafter (based on any occurrence, action, or omission, federal, state, or common law, tort, contract or otherwise, and whether or not a "continuing violation", on or before the Effective Date of this Agreement) may have, own, or hold, or claim to have, own, or hold, against each or any of the Company and the Bank Releasees, whether arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and otherwise, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1870, 42 U.S.C. § 1983; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 as amended by the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the False Claims Act; the Rehabilitation in Employment Act, 29 U.S.C. § 793 et seq.; Executive Order No. 11246 and/or 11375, other federal law, the Alabama Age Discrimination Law, the retaliatory discharge statute codified at Ala. Code section 25-5-11.1, every other state statutory or court-made or administrative laws, and/or any other basis whatsoever, whether or not characterized as violations continuing in nature.  Such claims and rights hereby KNOWINGLY AND VOLUNTARILY RELEASED AND WAIVED include, but are not limited to, all claims arising under federal law including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act, as amended; and all other federal laws, regulations, and executive orders listed above or otherwise covered by this paragraph.

   (b)     Neither the negotiation nor execution of this Agreement shall constitute nor be construed as constituting any admission of unlawful acts or omissions, nor of any wrongdoing of any kind on the part of the parties hereto, and none of the parties are aware of any such acts, omissions or wrongdoing.

   (c)     The release included in this Section shall not include any claims for and rights to benefits to which Morthland may be entitled under any benefit plans and claims or rights arising after the date of the execution of this Agreement.

   (d)     Morthland acknowledges and agrees that (i) he was supplied with a complete copy of this Agreement, and was thereby advised by the Company and the Bank to consult with an attorney before executing this Agreement and has done so; (ii) he has been given at least 21 days within which to consider this Agreement, (iii) if he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period and, (iv) in exchange for consideration, Morthland waives all rights and claims in addition to anything of value to which Morthland is already entitled under the statutes, regulations and orders listed in Section 5(a)(ii).

   (e)     It is understood and agreed that for a period of seven (7) days following the execution of this Agreement, Morthland may revoke the same by written notice either by U.S. Mail, postage prepaid, or by hand delivery, in either event delivered and received within seven (7) days of execution to:

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama  36701

Attention:  Chairman of the Board of Directors

Morthland further understands and agrees that during said seven (7) day revocation period this Agreement shall not become effective or enforceable. Morthland further understands and agrees that in the event this Agreement is revoked by Morthland, or someone acting on his behalf, within the seven (7) day revocation period discussed above, then the Company and the Bank shall be relieved of all obligations to pay Morthland the consideration stated above.  If Morthland does not exercise his rights under this Section 5(e), the Company and the Bank are bound by all the terms of this Agreement from the date of execution.

6.     Indemnification.  Nothing contained in this Agreement shall affect or impair any rights Morthland may have to indemnification to the full extent provided in the charter or bylaws of the Company or the Bank or pursuant to all applicable directors’ and officers’ liability insurance policies maintained by the Company or by the Bank.  The Company will indemnify Morthland as a director and officer of the Company and the Bank to the fullest extent authorized by the Company's Articles of Incorporation and Alabama law, including the advancement expenses.

7.     Press Release and Other Public Reports.  The parties shall agree to the language of any press release, and the Company shall provide Morthland with prior notice of other public reports, concerning the retirement of Morthland or this Agreement.

8.     Consultation with Counsel.  The Company has advised Morthland to consult with an attorney of his choosing prior to signing this Agreement.  On the Retirement Date, the Company shall pay Morthland’s attorney’s fees related to this Agreement in the amount of $20,000.

9.     Assignment.  This Agreement, and all of Morthland's rights and duties hereunder, shall not be assignable or delegable by Morthland except, upon notice to the Company and the Bank.  Any purported assignment or delegation by Morthland in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company or by the Bank, to a person or entity which is a successor in interest to substantially all of the business operations of the Company or the Bank.  Upon such assignment, the rights and obligations of the Company or the Bank hereunder shall become the rights and obligations of such successor person or entity.

10.     Successors; Binding Agreement.

   (a)     This Agreement shall be binding upon and shall inure to the benefit of the Company, the Bank and their respective subsidiaries, successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company or the Bank.

   (b)     This Agreement and all rights of Morthland hereunder shall inure to the benefit of and be enforceable by his legal representatives, executors, administrators, heirs, successors, distributees, devisees and legatees. If Morthland should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to his designated beneficiary or, if there be no such designated beneficiary, to his estate.

11.     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or a nationally recognized overnight courier service that provides written proof of delivery, addressed to the respective addresses last given by each party to the other; provided, however, that all notices or communications to the Company and the Bank shall be directed to the attention of the Chairman of the Board of the Company.

12.     Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.     Entire Agreement/Amendment.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. The terms of this Agreement may not be amended except in writing signed by Morthland, the   Company and the Bank.

14.     No Waiver.  The failure of any party to insist upon strict adherence to any term of his Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to conflicts of laws principles thereof.

16.     Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE PEOPLES BANCTRUST COMPANY, INC.

/s/ Elam P. Holley, Jr.
Elam P. Holley, Jr.
President and Chief Operating Officer

THE PEOPLES BANK AND TRUST COMPANY

/s/ Elam P. Holley, Jr.
Elam P. Holley, Jr.
President and Chief Operating Officer

/s/ Richard P. Morthland
Richard P. Morthland